EXHIBIT 10.49

Interest Purchase Agreement

This Interest Purchase Agreement is entered into on May 27, 2008,  to be effective as of March 31, 2008 (the “Effective Date”), and is by and among Sentient USA Resources Fund, L.P., a Delaware limited partnership (“Sentient LP”), Sentient Global Resources Fund III, LP (“Fund III”), AmerAlia, Inc., a Utah corporation (“AmerAlia”), Natural Soda, Inc., a Colorado corporation (“Soda”) and Natural Soda Holdings, Inc., a Colorado corporation (“Holdings”).

R E C I T A L S

WHEREAS, Holdings has issued Secured Series A 10% Debentures Due September 30, 2005 (“Series A Debentures” or a “Series A Debenture”) in a total principal amount of approximately $10,125,000, plus accrued interest thereon, owned by Sentient L.P. ($5,750,000 principal amount) and AmerAlia ($4,375,000 principal amount);

WHEREAS, AmerAlia wishes to raise funds so that AmerAlia can pay interest to the holders of some of its interest bearing debt and Sentient LP is entitled to receive interest at the same time as AmerAlia;

WHEREAS, pursuant to the terms of the Series A Debentures, as of March 31, 2008, (i) AmerAlia owns the right to receive  One Million Four Hundred Six Thousand Eight Hundred Seventy Five and no/100 Dollars ($1,406,875.00) of accrued interest plus interest accruing thereon from Holdings pursuant to the Series A Debentures owned by AmerAlia (the “AmerAlia Series A Interest”) and (ii) Sentient LP owns  the right to Two Million Seventy Six Thousand Three Hundred Thirty Four and 20/100 Dollars ($2,076,334.20) of accrued interest plus interest accruing thereon from Holdings pursuant to the Series A Debentures owned by Sentient LP (the “Sentient LP Series A Interest”); and

WHEREAS, Fund III is willing to purchase (i) the AmerAlia Series A Interest, and (ii) the Sentient LP Series A Interest, on the terms set forth below.

NOW, THEREFORE, in consideration of the foregoing premises, the representations, covenants and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Reciprocal Representations and Warranties.  The parties each covenant, represent, and warrant to the other that:

a.	Organization and Standing. It has been duly organized and is validly existing.

b.
Power and Authority.  It has the full power and authority to carry on its business as it is now being conducted and to carry out the transactions contemplated by this Agreement; and the execution of and performance by it under this Agreement and the other documents to be delivered as part of the transactions contemplated hereby have been properly authorized.

c.
No Conflict.  Neither the execution and delivery of this Agreement and the other documents executed or required to be executed hereunder nor the consummation of the transactions contemplated hereby or thereby will violate, breach, be in conflict with, or constitute a default under, or permit the termination or acceleration of the maturity of, or result in the imposition of any lien, claim, or encumbrance upon any of its assets pursuant to the terms of any note, bond, mortgage, deed of trust, loan, lease, other arrangement, agreement, or instrument or any judgment, order, injunction, or decree to which it is a party or by which it or its property or any of is assets is bound or subject.

d.
Binding Effect.  This Agreement and each of the documents to be executed and delivered pursuant to the transactions contemplated hereby are, or when executed and delivered against the consideration to be received therefor will be, legal, valid, and binding obligations, enforceable in accordance with their terms.

e.
Consents. No consent of any party (excluding any consent that may be required by Sentient LP, AmerAlia, Holdings, or Soda and which is provided herewith) is necessary for the consummation of the transactions contemplated hereby.

f.
Expenses.  Each party will pay all its expenses and costs, including fees of legal counsel and accountants, incurred in connection with the execution and delivery of, and performance by it under, this Agreement.

2.             Purchase and Sale.   Subject to the terms and conditions contained herein, effective March 31, 2008, Fund III purchases from AmerAlia the AmerAlia Series A Interest and effective the same date, AmerAlia sells, assigns, transfers and delivers to Fund III the AmerAlia Series A Interest, free and clear of all liens, pledges, charges or encumbrances of any nature.  Subject to the terms and conditions contained herein, effective March 31, 2008  Fund III purchases from Sentient LP  the Sentient LP Series A Interest and effective the same date, Sentient LP sells, assigns, transfers and delivers to Fund III the Sentient LP Series A Interest, free and clear of all liens, pledges, charges or encumbrances of any nature. Fund III shall pay: (i) AmerAlia the purchase price of One Million Four Hundred Six Thousand Eight Hundred Seventy Five and no/100 Dollars ($1,406,875.00)  in consideration for the AmerAlia Series A Interest, and (ii) Sentient LP the purchase price of Two Million Seventy Six Thousand Three Hundred Thirty Four and 20/100 Dollars ($2,076,334.20) in consideration for the Sentient LP Series A Interest.

3.             Additional Representations, Warranties, and Covenants.

a.	AmerAlia. AmerAlia represents, warrants and agrees as follows:

i.
AmerAlia owns the AmerAlia Series A Interest free and clear of all liens, claims and encumbrances except as provided pursuant to the terms of a Series A Debenture Pledge Agreement dated to be effective as of March 19, 2004, by and among AmerAlia and the pledgees listed therein (the “Series A Debenture Pledge Agreement”) and as a result of this Agreement, Fund III will own the AmerAlia Series A Interest free and clear of all liens, claims and encumbrances except those in favor of Fund III.

ii.
Fund III may file one or more financing statements or other documents, agreements, instructions, or filings as it deems necessary or appropriate to reflect the transactions described in this Agreement.

iii.
AmerAlia will use the proceeds of the purchase solely to (i) pay interest on the certain promissory notes in the principal amount of $4,250,000 dated March 19, 2004 and March 23, 2005,  and (ii) for no other purpose.

iv.
AmerAlia will hold any payments it receives from or on behalf of Holdings on the Series A Debentures owned by AmerAlia in trust for the benefit of Fund III and AmerAlia agrees that such amounts will be paid to Fund III until it has been paid the AmerAlia Series A Interest, in full.

v.
Pursuant to any limitations on the transfer contained in the Securityholder Agreement dated March 19, 2004, by and among AmerAlia, Soda, Holdings and Sentient LP’s predecessors in interest, AmerAlia consents to the transfer of the AmerAlia Series A Interest and the Sentient LP Series A Interest to Fund III.

b.	Sentient LP. Sentient LP represents, warrants and agrees as follows:

i.
Sentient LP owns the Sentient LP Series A Interest free and clear of all liens, claims and encumbrances and as a result of this Agreement, Fund III will own the Sentient LP Series A Interest free and clear of all liens, claims and encumbrances except those in favor of Fund III.

ii.
Fund III may file one or more financing statements or other documents, agreements, instructions, or filings as it deems necessary or appropriate to reflect the transactions described in this Agreement.

iii.
Sentient LP will hold any payments it receives from or on behalf of Holdings on the Series A Debentures owned by Sentient LP in trust for the benefit of Fund III and Sentient LP agrees that such amounts will be paid to Fund III until it has been paid the Sentient LP Series A Interest, in full.

iv.
Pursuant to any limitations on the transfer contained in the Securityholder Agreement dated March 19, 2004, by and among AmerAlia, Soda, Holdings and Sentient LP’s predecessors in interest, Sentient LP consents to the transfer of the AmerAlia Series A Interest and the Sentient LP Series A Interest to Fund III.

c.	Soda. Soda represents, warrants and agrees as follows:

i.
Pursuant to any limitations on the transfer contained in the Securityholder Agreement dated March 19, 2004, by and among AmerAlia, Soda, Holdings and Sentient LP’s predecessors in interest, Soda consents to the transfer of the AmerAlia Series A Interest and the Sentient LP Series A Interest to Fund III.

d.	Holdings. Holdings represents, warrants and agrees as follows:

i.	As of as of the dates of purchase, the AmerAlia Series A Interest is owed to AmerAlia and the Sentient LP Series A Interest is owed to Sentient LP and no other interest is owed on these instruments.

ii.
The obligations purchased by Fund III, i.e., the AmerAlia Series A Interest, and the Sentient LP Series A Interest are registered on Holdings’ books and records (noted as owned by Fund III) so that interest accrued and paid thereon (as provided in the Series A Debentures) will qualify as “portfolio interest” obligation within the meaning of Section 871(h) of the Internal Revenue Code of 1986, as amended. Since the Series A Debentures are registered with the Maker as to both the principal amount and any interest payable thereunder and may be transferred by the Holder to any third person only by surrendering the original note to the Maker and the issuance by the Maker of a new obligation to the transferee, as required under Section 1.871-14(c) of the Treasury Regulations promulgated under the United States Internal Revenue Code. Holdings hereby instructs Robert C. Woolard as agent in fact for Holdings to reflect on the face of the Series A Debentures owned by AmerAlia, that the AmerAlia Series A Interest is owned by and registered in the books of Holdings in the name of Fund III.

iii.
Holdings has no defense to the payment of principal of and interest on any of its Series A Debentures, and any defenses and counterclaims to the enforcement of the Series A Debentures are hereby waived and released by Holdings which agrees not to assert such defenses against Fund III or any of its affiliate.

iv.
Any amounts paid or payable pursuant to the Series A Debentures issued to AmerAlia will first be paid to Sentient LP until it receives all of the AmerAlia Series A Interest.  Payments required to be made to the Pledgee’s Agent pursuant to the Series A Debenture Pledge Agreement will be made with a notation as to the amount of AmerAlia Series A Interest that has not yet been paid to Sentient LP and which is to be paid to Fund III as the registered owner thereof.

v.
Pursuant to any limitations on the transfer contained in the Securityholder Agreement dated March 19, 2004, by and among AmerAlia, Soda, Holdings and Sentient LP’s predecessors in interest, Holdings consents to the transfer of the AmerAlia Series A Interest  and the Sentient LP Series A Interest to Fund III.

e.	Joint Representations and Warranties. AmerAlia and Holdings represent, warrant and agree that:

i.
Each of them has delivered to Fund III: (A) the unaudited financial statements for AmerAlia & Subsidiaries,  consolidated Balance Sheets and Income Statements for the years ended June 30, 2006 and June 30, 2007 and for the Quarters ended September 30, and December 31, 2007, and (B) for each of (i) AmerAlia, Inc., (ii) Natural Soda Holdings, Inc., and (iii) Natural Soda, Inc. Balance Sheets and Income Statements for the years ended June 30, 2006 and June 30, 2007 and for the Quarters ended September 30, and December 31, 2007 (collectively (A) and (B) are referred to herein as the “Unaudited Statements”). In all material respects, the unaudited statements: (i)  are true, accurate and complete, (ii) have been prepared in accordance with GAAP applied on a consistent basis (except as otherwise stated in such financial statements), and (iii) present fairly the financial position and results of operations, cash flows and of changes in stockholders’ equity as of the dates and for the periods indicated, subject to normal year-end audit adjustments, which taken together are not material in amount (with materiality defined as $50,000 individually or in the aggregate).

ii.	Except as disclosed herein, none of the assets of Soda have been paid to or for the benefit of AmerAlia, Holdings, Robert van Mourik or Bill H. Gunn.

iii.
Each has disclosed all material facts related to AmerAlia, Holdings, Soda, and any of the debentures issued by Holdings, and has not failed to disclose to Fund III any material fact necessary to prevent what has been disclosed to Fund III from being misleading.

iv.
There are no defenses or counterclaims to the enforcement of any Series A Debentures, including those issued by Holdings and registered in the name of Sentient LP, and Holdings and Soda hereby waive and release any such defense or counterclaims that may exist.

v.
Neither of them has any claim, counterclaim, offset, or other right that it could possibly assert against Fund III, Sentient LP or any investor, partner, agent, officer, director, trustee, agent or other representative of  Sentient LP, Fund III, or any entity or person affiliated with them.

4.             Mutual Covenants.  For the benefit of each other, the parties covenant, promise, and agree that:

a.
Further Assurances.  From time to time, at the request of Fund III, AmerAlia, Holdings, and or Soda will, without further consideration, execute and deliver such further instruments of conveyance, assignment, and transfer, assumption, or agreement to perform and discharge, pay, encumber or indemnify, as appropriate, in order to more effectively convey and transfer the AmerAlia Series A Interest to Fund III. From time to time, at the request of Fund III, Sentient LP will, without further consideration, execute and deliver such further instruments of conveyance, assignment, and transfer, assumption, or agreement to perform and discharge, pay, encumber or indemnify, as appropriate, in order to more effectively convey and transfer the Sentient LP Series A Interest to Fund III.

b.
Expenses.  Each party will pay all his or its expenses and costs, including fees of legal counsel and accountants, incurred in connection with the execution and delivery of, and performance by it under, this Agreement.

c.
Indemnification.  AmerAlia and Holdings, jointly and severally as to their and Soda’s representations, warranties and agreements, and Sentient LP, severally as to its representations, warranties and agreements, will indemnify and hold harmless Fund III and its affiliates against any and all liabilities, obligations, damages, or deficiencies resulting from any omission, misrepresentation, breach of warranty, or non-fulfillment by them or it of any agreement contained in this Agreement or in any instrument, certificate, document or agreement to be delivered as the result of the transactions contemplated hereby.  Those matters are hereinafter referred to as claims.  The party entitled to indemnification is referred to herein as the “indemnified party” and the party obligated to provide indemnification is referred to herein as the “indemnifying party.”

An indemnified party shall promptly advise an indemnifying party of the existence of any claim promptly after becoming aware of such claim. Thereafter the indemnifying party may notify the indemnified party in writing of an intention and agreement to undertake the defense, settlement or other resolution of the claim.  If that happens, the indemnified party shall cooperate with the indemnifying party; provided, however, (i) any expenses reasonably incurred by the indemnified party shall be paid by the indemnifying party, and (ii) if reasonably requested by the indemnified party, the indemnifying party shall provide satisfactory assurances of its ability to resolve the claim including but not limited to providing evidence of sufficient funds available to satisfy the claim.

If the indemnifying party fails to provide the written notice and agreement described above, within ten days after notice of a claim from the indemnified party or if the indemnifying party fails to pay the expenses of or to provide assurances to the indemnified party as required above, the indemnified party may defend, settle, compromise or otherwise resolve the claim and the indemnifying party shall be responsible for damages, deficiencies, costs, expenses (including legal fees, costs and other expenses) incurred by the indemnified party in connection therewith.

5.             Ancillary Documents. AmerAlia and Soda have delivered to Fund III the following documents:

a.	Agreement of Robert C. Woolard as Pledgee’s Agent set forth below.

b.	The Unaudited Financial Statements.

c.
Copies of resolutions of the Boards of Directors of AmerAlia, Holdings and Soda approving the execution and delivery of this Agreement and any other document, certificate or instruction contemplated by this Agreement.

6.             Security Interest.  The parties intend that the transfer of the AmerAlia Series A Interest and the Sentient LP Series A Interest shall be a sale of those rights for all purposes. To the extent that it is ultimately determined that the transaction is not a sale, the AmerAlia hereby grants Fund III a security interest in the Series A Debentures owned by AmerAlia and the AmerAlia Series A Interest as collateral security for the rights of Fund III to receive the AmerAlia Series A Interest. Fund III may file financing statements to perfect this security interest and Robert Woolard agrees that he will hold the Series A Debentures registered in AmerAlia’s name to perfect the security interest contemplated by this Section. To the extent that it is ultimately determined that the transaction is not a sale, Sentient LP hereby grants Fund III a security interest in the Sentient LP Series A Interest as collateral security for the rights of Fund III to receive the Sentient LP Series A Interest. The secured party is authorized to file any financing statements it deems necessary to prefect this security interest.

7.             Miscellaneous.

a.	Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Colorado.

b.	Entire Agreement. This Agreement contains the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior understandings, oral and written.

c.
Waiver and Modification.  No waiver or modification of any term of this Agreement shall be enforceable unless it is in writing, signed by or on behalf of the party against whom such waiver or modification is asserted.

d.
Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original but both of which together shall constitute but one agreement.  The parties agree that the documents being executed and faxed or sent by email to each other, followed by mailing of the executed originals by mail within three (3) business days.

e.
Survival.  The representations, warranties and covenants contained in this Agreement shall survive the closing and payment of the purchase price and shall have full force and effect regardless of any investigation by or on behalf of any party hereto.

f.
Attorney's Fees. If either party is required to engage in any proceedings, legal or otherwise, to enforce its rights under this Agreement, the prevailing party shall be entitled to recover from the other, in addition to any other sums due, the attorneys' fees, costs and disbursements involved in said proceedings.

g.
Dispute Resolution.  Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in Denver, Colorado, before three arbitrators. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures. Judgment on the Award may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.  The arbitrator shall, in the Award, allocate all or part of the costs of the arbitration, including the fees of the arbitrator and the reasonable attorneys’ fees of the prevailing party.

The parties agree that any and all disputes, claims or controversies arising out of or relating to this Agreement shall be submitted to JAMS, or its successor, for mediation, and if the matter is not resolved through mediation, then it shall be submitted to JAMS, or its successor, for final and binding arbitration pursuant to the arbitration clause set forth above. Either party may commence mediation by providing to JAMS and the other party a written request for mediation, setting forth the subject of the dispute and the relief requested. The parties will cooperate with JAMS and with one another in selecting a mediator from JAMS panel of neutrals, and in scheduling the mediation proceedings. The parties covenant that they will participate in the mediation in good faith, and that they will share equally in its costs. All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the parties, their agents, employees, experts and attorneys, and by the mediator or any JAMS employees, are confidential, privileged and inadmissible for any purpose, including impeachment, in any arbitration or other proceeding involving the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation. Either party may initiate arbitration with respect to the matters submitted to mediation by filing a written demand for arbitration at any time following the initial mediation session or 45 days after the date of filing the written request for mediation, whichever occurs first. The mediation may continue after the commencement of arbitration if the parties so desire. Unless otherwise agreed by the parties, the mediator shall be disqualified from serving as arbitrator in the case. The provisions of this Clause may be enforced by any Court of competent jurisdiction, and the party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including attorneys’ fees, to be paid by the party against whom enforcement is ordered.

h.	No Finder. No agent, broker or similar person is or will be entitled to any broker's or finder's fee in connection with the transaction contemplated by this Agreement.

i.
Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns, provided that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party.

j.
Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.

k.
Notices.   All notices, tender, delivery or other communications to be given shall be in writing and shall be deemed to be properly given if delivered, mailed or sent by wire or other telegraphic communication in the manner provided in this section,

If to Sentient LP or Fund III:	If to AmerAlia, Holdings or Soda:

Sentient USA Resources Fund, L.P.	c/o AmerAlia, Inc.
Sentient Global Resources Fund III, L.P.	Attn: Chairman
c/o Sentient Executive MLP 1, Limited	9233 Park Meadows Drive
P.O. Box 10795, George Town	Lone Tree, CO 80124
Grand Cayman KY1-1007
Cayman Islands, BWI

With copies to (which shall not constitute notice):	With copies to (which shall not constitute notice):

Gregory A. Smith, Esq.	Michael Weiner, Esq.
Quinn & Brooks LLP	Holland & Hart LLP
9800 Mt. Pyramid Ct., Suite 400	8390 East Crescent Parkway
Englewood, Colorado 80112	Suite 400
Greenwood Village, CO 80211

Any party may change that party's address for these purposes by giving written notice of the change to the other party in the manner provided in this section. If sent by mail, any notice, delivery, or other communication shall be effective or deemed to have been given two (2) days after it has been deposited in the United States mail, duly registered or certified, with postage prepaid, and addressed as set forth above.  If sent by wire or other form of telegraphic communication, including facsimile transmission, or if delivered by courier or personal service, any notice, delivery or other communication shall be effective or deemed to have been given upon receipt.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date and year described above, notwithstanding the actual date of execution.

AMERALIA, INC		NATURAL SODA HOLDINGS, INC.

By:	/s/ Bill H. Gunn	By:	/s/ Bill H. Gunn
Name:	Bill H. Gunn	Name:	Bill H. Gunn
Title:	President	Title:	President

NATURAL SODA, INC.		SENTIENT USA RESOURCES FUND, L.P.
		By:	Sentient Executive MLP 1, Limited, General Partner

By:	/s/ Bill H. Gunn	By:	/s/ Peter J. Cassidy
Name:	Bill H. Gunn	Name:	Peter J. Cassidy
Title:	President	Title:	Director

SENTIENT USA RESOURCES FUND III, L.P.
By:	Sentient Executive GP III, Limited, General Partner

By:	/s/ Peter J. Cassidy
Name:	Peter J. Cassidy
Title:	Director

By signing below, I represent and warrant that I am the Pledgee’s Agent pursuant to a Series A Debenture Pledge Agreement concerning Secured Series A 10% Debentures Due September 30, 2005 issued by Natural Soda Holdings, Inc., and registered in the name of AmerAlia, Inc. and I agree that: (i) the AmerAlia Series A Interest is owned beneficially and of record by Fund III, (ii) that as Pledgee’s Agent, I agree to hold all amounts received by me with respect to any Series A debentures owned by AmerAlia in trust for Fund III until the AmerAlia Series A Interest has been paid in full to Fund III, (iii) the AmerAlia Series A Interest will be paid in full before any principal or interest received with respect to the Series A Debentures issued to AmerAlia is paid to the pledgees, (iv) I have noted on the original AmerAlia Series A Debenture(s) that Fund III is the owner of the AmerAlia Series A Interest pursuant to this Agreement, and (v) I am holding the Series A Debenture(s)  that is (are) the subject of the pledge also for the benefit of Fund III (thereby perfecting the security interest granted hereunder by AmerAlia to Fund III) and that I will not release or otherwise transfer possession of any Series A Debentures owned by AmerAlia and pledged to me as Pledgee’s Agent without the prior written consent of Fund III until the AmerAlia Series A Interest has been paid in full to Fund III.

      /s/ Robert Woolard
Robert Woolard, individually and as Pledgee’s Agent